Filed Pursuant to Rule Number 424(b)(3)
Registration No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.
SUPPLEMENT NO. 5 DATED DECEMBER 31, 2012
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011
This prospectus supplement (this “Supplement No. 5”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “company,” “us,” “our” or “we”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”), Supplement No. 2, dated May 11, 2012 (“Supplement No. 2”), Supplement No. 3, dated August 23, 2012 (“Supplement No. 3”) and Supplement No. 4, dated September 13, 2012 (“Supplement No. 4”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 5 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4.
The purpose of this Supplement No. 5 is to disclose the extension of this offering by the Company to December 31, 2013, unless extended in accordance with the Prospectus.

PREFERRED APARTMENT COMMUNITIES, INC.

TABLE OF CONTENTS

	Supplement No. 5 Page No.	Prospectus/Supplement No. 4 Page No.
Certain Operating Information	3	N/A
Extension of the Offering	3	N/A

CERTAIN OPERATING INFORMATION
Status and Extension of Our Offering

On December 31, 2012, the company extended the termination date of our public offering of 150,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of the our Common Stock from December 31, 2012 to December 31, 2013. Accordingly, all references to the termination of this offering are revised to state that this offering will terminate on December 31, 2013, provided that this offering will be terminated if all 150,000 Units are sold before such date. As of December 31, 2012, we have sold 19,762 Units.

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